                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    John Mongelli
            Investor Relations
            (770) 752-6171

              CHOICEPOINT(R) REPORTS STRONG SECOND QUARTER RESULTS

ALPHARETTA, GA. - JULY 20, 2004 - ChoicePoint Inc. (NYSE: CPS), today reported 16 percent total revenue growth over the second quarter of 2003. 2004 second quarter total revenue was $231.4 million. Earnings per share ("EPS") for the second quarter was $0.40 per share compared to $0.23 in 2003, which included a $0.14 per share dilutive effect of a $19.8 million ($12.2 million after tax) charge related to the realignment and consolidation of certain of the Company's operations recorded in the second quarter of 2003.

"We are continuing to see strong operating momentum in our major business units," commented Derek V. Smith, Chairman and CEO. "I am very pleased that we have been able to deliver strong financial results while making significant progress against our key strategic initiatives."

Chief Financial Officer Steven W. Surbaugh added, "I am extremely pleased with our financial metrics for the first six months of 2004. We continue to effectively invest in top-line initiatives to drive strong revenue growth while delivering exceptional cash flows. We are well positioned to have a solid second half of 2004."

FINANCIAL HIGHLIGHTS - SECOND QUARTER

      - Core revenue (total revenue less reimbursable expenses) increased 19 percent to $223.7 million for the quarter ended June 30, 2004 from $188.8 million for 2003. Excluding the impact of acquisitions, internal revenue increased 7 percent from 2003, as growth in our personal lines, background screening and vital records businesses offset difficult comparisons in our Marketing Services segment. Second quarter 2004 total revenue increased 16 percent to $231.4 million from $199.2 million in 2003.

      - 2004 second quarter operating income was $59.5 million compared to $34.7 million for 2003. Excluding the realignment charges, operating income was $54.5 million for the second quarter of 2003.

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      -     In the second quarter of 2003, the Company recorded a pre-tax charge of $19.8 million ($12.2 million net of taxes) to realign our technology infrastructure and operations following the divestiture of our CPCS business, the transition to our new data center and the further consolidation of some of our public records and drug testing operations.

      - Net free cash flow (net cash provided by operating activities of continuing operations of $102.1 million less capital expenditures of $24.4 million) was $77.7 million for the six months ended June 30, 2004, which compares to net free cash flow of $72.4 million for the first six months of 2003, or an increase of 7 percent.

      - Net debt (total debt less cash) for the quarter ended June 30, 2004, increased by $101.4 million from December 31, 2003, to $130.0 million, as we used cash from operations and borrowings under our facilities to fund acquisitions. The remaining debt capacity under our committed financing lines is $295 million.

      - During the quarter ended June 30, 2004, the Company acquired certain assets of Superior Information services, LLC and Service Abstract Corp., providers of public records information in the Northeast U.S., Charles Jones, LLC, a leading supplier of title and property lien searches in New Jersey, ADREM Profiles, Inc., Government Business Group, LLC and Advance Information Resources Corp., public records research companies in Florida, and Investigation Technologies, LLC, d/b/a Rapsheets, an electronic criminal records provider.

OPERATIONAL HIGHLIGHTS

INSURANCE SERVICES

- Total revenue increased 13 percent to $88.1 million in the second quarter of 2004 compared to $77.9 million in the prior year, representing an internal revenue growth rate of 11.4 percent. This growth was led by strong growth in personal lines new products and new development revenues at Insurity.

- Operating income in Insurance Services was $48.4 million for the second quarter of 2004, resulting in an operating profit margin of 54.9 percent, and increased from $44.4 million in the prior year. The increase in operating income is due primarily to the revenue growth discussed above, partially offset by higher occupancy and new product initiative expenses.

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BUSINESS SERVICES

- Total revenue increased 27 percent to $87.5 million in the second quarter of 2004 compared to $69.0 million in the prior year. Internal revenue increased 9.2 percent for the second quarter of 2004 over the comparable period in 2003 driven primarily by strong growth in our WorkPlace Solutions and Vital Chek business units.

- Operating income in Business Services was $17.1 million for the second quarter of 2004 resulting in an operating profit margin of 19.5 percent. Operating income increased 11 percent from $15.3 million in the prior year primarily due to the aforementioned revenue growth and cost control initiatives.

GOVERNMENT SERVICES

- Total revenue increased 59 percent to $23.5 million in the second quarter of 2004 compared to $14.8 million in the prior year primarily due to revenue from the acquisitions of Templar and iMAP in the first quarter of 2004. Internal revenue grew 6.3 percent for the second quarter of 2004 over the same period in 2003 due to improved performance at our Bode DNA laboratory business and our public records unit.

- Operating income in Government Services was $7.3 million for the second quarter of 2004, up from $3.3 million in the prior year, primarily due to the revenue growth discussed above. Operating profit margin in Government Services for the second quarter of 2004 was 30.9 percent compared to 22.1 percent in 2003.

MARKETING SERVICES

- Revenue excluding reimbursable expenses decreased 10 percent from prior year revenue of $25.7 million to $23.2 million for the second quarter of 2004. Despite this decline from the prior year, as expected, we have seen revenue stabilize over the past four quarters. Internal revenue also declined 9.5 percent. Total revenue for the Marketing Services segment (which includes all of the Company's revenue from reimbursable expenses) decreased 14 percent from $36.1 million in 2003 to $30.9 million in 2004. The Company excludes the revenue from reimbursable expenses in its operational analyses because these items are fully reimbursed by our customers without markup and have no impact on operating income, net income, EPS, cash flows or the balance sheet.

- Operating income in Marketing Services was $4.4 million for the second quarter of 2004, down from $7.4 million in the prior year due primarily to lower revenues. Second quarter operating profit margin, as a percentage of revenue without reimbursable expenses, was 19.0

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ChoicePoint Earnings
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            percent (14.3 percent of total revenue) compared to 28.7 percent in second quarter 2003 (20.4 percent of total revenue). Sequentially, operating profit margins as a percentage of revenue without reimbursable expenses continued to improve, posting our fourth consecutive increase in margins as the cost controls implemented by the Marketing Services partially mitigate the impact of the revenue weakness.

OUTLOOK

Based on recent business trends and the impact of acquisitions already closed this year, ChoicePoint now expects full year core revenue growth in the 15 to 19 percent range. Additionally, the Company expects to see improving operating margin trends in the second half of this year, with full year 2004 operating margins in the mid-to-high 27 percent range, comparable with the prior year.

WEBCAST

ChoicePoint's second quarter results will be discussed in more detail on July 20, 2004, at 8:30 a.m. EDT via teleconference. The live audio Webcast of the call will be available on ChoicePoint's Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 am EDT at the same Web address.

About ChoicePoint

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while ensuring the protection of personal privacy. For more information about ChoicePoint, visit the Company's Web site at www.choicepoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: demand for the Company's services, product development, maintaining acceptable margins, ability to control costs, the impact of federal, state and local regulatory requirements on the Company's business, including the direct marketing and

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ChoicePoint Earnings
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public records markets and privacy matters affecting the Company, the impact of competition and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

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                                CHOICEPOINT INC.
                              Financial Highlights

(Unaudited)

                                                                          Three Months Ended               Six Months Ended
                                                                               June 30,                        June 30,
                                                                     ----------------------------    ----------------------------
      (Dollars in thousands, except per share data)                      2004            2003            2004            2003
                                                                     ------------    ------------    ------------    ------------
Revenue from products and services (a)...........................    $    223,700    $    188,779    $    428,085    $    372,784
Reimbursable expenses per EITF 01-14 (b).........................           7,691          10,470          20,551          21,414
                                                                     ------------    ------------    ------------    ------------
Total revenue....................................................         231,391         199,249         448,636         394,198
                                                                     ============    ============    ============    ============

Cost of services.................................................         116,528          98,987         227,299         198,773
Reimbursable expenses............................................           7,691          10,470          20,551          21,414
Selling, general and administrative expenses.....................          47,681          35,312          87,024          67,728
Other operating charges (c)......................................               -          19,817               -          19,817
                                                                     ------------    ------------    ------------    ------------
Total costs and expenses.........................................         171,900         164,586         334,874         307,732
                                                                     ------------    ------------    ------------    ------------
Operating income.................................................          59,491          34,663         113,762          86,466
Interest expense.................................................             811             810           1,337           1,816
                                                                     ------------    ------------    ------------    ------------
Income from continuing operations before income taxes............          58,680          33,853         112,425          84,650
Provision for income taxes.......................................          22,357          13,000          42,840          32,506
                                                                     ------------    ------------    ------------    ------------
Income from continuing operations................................          36,323          20,853          69,585          52,144
Income from discontinued operations, net of taxes (d)............               -               -               -             991
Gain on sale of discontinued operations, net of taxes (d)........               -               -               -          32,893
                                                                     ------------    ------------    ------------    ------------
Net income.......................................................    $     36,323    $     20,853    $     69,585    $     86,028
                                                                     ============    ============    ============    ============

EPS - diluted:
     Income from continuing operations...........................    $       0.40    $       0.23    $       0.77    $       0.58
     Discontinued operations, net of taxes.......................               -               -               -            0.01
     Gain on sale of discontinued operations, net of taxes.......               -               -               -            0.37
                                                                     ------------    ------------    ------------    ------------
     Net Income..................................................    $       0.40    $       0.23    $       0.77    $       0.96
                                                                     ============    ============    ============    ============
   Weighted average shares - diluted.............................          91,282          89,354          90,847          89,379
                                                                     ============    ============    ============    ============

Operating Income.................................................    $     59,491    $     34,663    $    113,762    $     86,466
Depreciation and amortization expense............................          15,626          13,137          29,161          26,528
                                                                     ------------    ------------    ------------    ------------
EBITDA (e).......................................................    $     75,117    $     47,800    $    142,923    $    112,994
                                                                     ============    ============    ============    ============

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                                CHOICEPOINT INC.
                        Financial Highlights (continued)

RECONCILIATION TO FINANCIAL INFORMATION EXCLUDING OTHER OPERATING CHARGES (c)

                                                                              Three Months Ended              Six Months Ended
                        (Unaudited)                                                June 30,                       June 30,
       (Dollars in thousands, except per share data)                        2004            2003           2004            2003
                                                                        ------------    ------------   ------------    ------------
Operating income .................................................      $     59,491    $     34,663   $    113,762    $     86,466
Add back: other operating charges (c) ............................                 -          19,817              -          19,817
                                                                        ------------    ------------   ------------    ------------
Operating income before other operating charges ..................            59,491          54,480        113,762         106,283
Interest Expense .................................................              (811)           (810)        (1,337)         (1,816)
                                                                        ------------    ------------   ------------    ------------
Income from continuing operations before income taxes & other
   operating charges .............................................            58,680          53,670        112,425         104,467
Provision for income taxes .......................................            22,357          20,609         42,840          40,115
                                                                        ------------    ------------   ------------    ------------
Income from continuing operations before other operating charges..      $     36,323    $     33,061   $     69,585    $     64,352
                                                                        ============    ============   ============    ============
Effective tax rate ...............................................              38.1%           38.4%          38.1%           38.4%
Earnings per share - diluted excluding other operating charges ...      $       0.40    $       0.37   $       0.77    $       0.72

EBITDA excluding other operating charges (e) .....................      $     75,117    $     67,617   $    142,923    $    132,811

(a) Revenue from products and services excludes revenue from reimbursable expenses (see (b) below). The Company uses revenue from products and services (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.

(b) Reimbursable expenses per Emerging Issues Task Force ("EITF") 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint's customers and recorded as revenues and expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred". As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Second quarter pass-through expenses totaled $160.6 million in 2004 and $150.4 million in 2003. Pass-through expenses for the first six months of 2004 were $322.9 million compared to $300.3 million in 2003.

(c) During the second quarter of 2003, the Company recorded other operating charges of $19.8 million ($12.2 million net of taxes) as a result of the realignment of our technology infrastructure and operations following the divestiture of our CPCS business, the transition to our new data center and the further consolidation of some of our public records and drug testing operations. This charge included asset impairments of $12.5 million primarily related to closed facilities or abandoned technology in the realignment, $2.8 million in severance and termination benefits, and $4.5 million of abandoned lease and other contractual commitments. The Company has presented analysis with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.

(d) On February 28, 2003, the Company sold its CPCS operating unit. The pre-tax proceeds from the sale of CPCS were approximately $87 million. CPCS is reported as a discontinued operation for all periods presented and the results of its operations are reflected separately from the results of continuing operations.

(e) Earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA before other operating charges (see note c), are not presented as substitutes for operating income, net income or cash flows from operating activities. The Company has included EBITDA and EBITDA before other operating charges (which are not measures of financial performance under generally accepted accounting principles) because such data is used by the Company to compare its performance to its competitors and to manage its on-going business and is also used by certain investors to analyze and compare companies on the basis of operating performance.

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                                CHOICEPOINT INC.
                        Financial Highlights (continued)

(Unaudited)

                                                                                  Six months ended
                                                                                       June 30,
                                                                            -----------------------------
                  (Dollars in thousands)                                        2004             2003
                                                                            ------------     ------------
CASH FLOW HIGHLIGHTS
Income from continuing operations.......................................    $     69,585     $     52,144
Depreciation & amortization.............................................          29,161           26,528
Changes in assets & liabilities and other...............................           3,346           15,414
                                                                            ------------     ------------
Net cash provided by operating activities of continuing operations......    $    102,092     $     94,086
Net cash used by activities of discontinued operations..................    $          -     $    (34,802)

Acquisitions & investments, net of cash acquired........................    $   (194,891)    $    (63,383)
Cash proceeds from sale of business.....................................               -           87,000
Capital expenditures....................................................         (24,422)         (21,671)
                                                                            ------------     ------------
Net cash (used) provided by investing activities........................    $   (219,313)    $      1,946

Net cash provided (used) by financing activities........................    $     95,833     $    (87,986)

KEY BALANCE SHEET HIGHLIGHTS............................................         6/30/04
                                                                            ------------
Total Debt..............................................................    $    132,060
Cash....................................................................           2,022
                                                                            ------------
Debt (net of cash)......................................................    $    130,038
Shareholders' Equity....................................................    $    887,590
Days sales outstanding (adjusted for pass-through expenses).............         40 days

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                                CHOICEPOINT INC.
                              2004 SEGMENT RESULTS

                                                                   Q1 2004           Q2 2004
                                                                ------------      ------------
REVENUE

Insurance Services                                              $     86,727      $     88,129
Business Services                                                     75,941            87,547
Government Services                                                   17,741            23,530
Marketing Services                                                    22,811            23,224
Royalty                                                                1,165             1,270
                                                                ------------      ------------
     Revenue from products and services                              204,385           223,700
Reimbursable Expenses per EITF 01-14                                  12,860             7,691
                                                                ------------      ------------
     Total Revenue                                              $    217,245      $    231,391
                                                                ============      ============
OPERATING INCOME
Insurance Services                                              $     47,260      $     48,401
Business Services                                                     14,357            17,052
Government Services                                                    4,114             7,275
Marketing Services                                                     4,287             4,408
Royalty                                                                  204               661
Corporate & Shared Expenses (a)                                      (15,951)          (18,306)
                                                                ------------      ------------
     Operating Income                                           $     54,271      $     59,491
                                                                ============      ============
CORE REVENUE GROWTH RATES
Insurance Services                                                      13.9%             13.1%
Business Services                                                       18.9%             26.9%
Government Services                                                      3.5%             59.2%
Marketing Services                                                     -10.8%             -9.5%
Continuing operations                                                   11.1%             18.5%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                                      12.2%             11.4%
Business Services                                                       13.3%              9.2%
Government Services                                                    -12.8%              6.3%
Marketing Services                                                     -10.8%             -9.5%
Continuing operations                                                    6.9%              7.2%

OPERATING PROFIT MARGINS

Insurance Services                                                      54.5%             54.9%
Business Services                                                       18.9%             19.5%
Government Services                                                     23.2%             30.9%
Marketing Services (b)                                                  18.8%             19.0%
Operating income as a percentage of revenue
   from products and services                                           26.6%             26.6%
Operating income as a percentage of
   total revenue                                                        25.0%             25.7%

(a) Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b) Represents operating income as a percentage of revenue from products and services. Operating profit margin as a percentage of total revenue was 12.0% for the first quarter and 14.3% for the second quarter of 2004 and 18.9%, 20.4%, 10.2%, and 11.6% for the first, second, third and fourth quarters of 2003, respectively, and 15.4% for the total year 2003.

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                                CHOICEPOINT INC.
                              2003 SEGMENT RESULTS

                                                           Q1 2003        Q2 2003        Q3 2003        Q4 2003       Total 2003
                                                          ----------     ----------     ----------     ----------     ----------
REVENUE

Insurance Services                                        $   76,134     $   77,922     $   78,100     $   76,968     $  309,124
Business Services (c)                                         63,859         69,014         72,069         71,206        276,148
Government Services (c)                                       17,136         14,778         15,011         16,410         63,335
Marketing Services                                            25,573         25,676         22,631         22,762         96,642
Royalty                                                        1,303          1,389          1,305          1,105          5,102
                                                          ----------     ----------     ----------     ----------     ----------
     Revenue from products and services                      184,005        188,779        189,116        188,451        750,351
Reimbursable Expenses per EITF 01-14                          10,944         10,470         12,402         11,579         45,395
                                                          ----------     ----------     ----------     ----------     ----------
     Total Revenue                                        $  194,949     $  199,249     $  201,518     $  200,030     $  795,746
                                                          ==========     ==========     ==========     ==========     ==========
OPERATING INCOME
Insurance Services                                        $   42,436     $   44,364     $   43,998     $   41,720     $  172,518
Business Services (c)                                         11,172         15,321         15,694         14,353         56,540
Government Services (c)                                        4,399          3,264          2,958          3,919         14,540
Marketing Services                                             6,908          7,374          3,580          3,987         21,849
Royalty                                                          646            626            416            380          2,068
Corporate & Shared Expenses (a)                              (13,758)       (16,469)       (14,850)       (12,936)       (58,013)
                                                          ----------     ----------     ----------     ----------     ----------
     Operating Income before other charges (d)            $   51,803     $   54,480     $   51,796     $   51,423     $  209,502
                                                          ==========     ==========     ==========     ==========     ==========
     Other operating charges (d)                                   -        (19,817)        (4,022)        (7,103)       (30,942)
                                                          ----------     ----------     ----------     ----------     ----------
     Operating Income                                     $   51,803     $   34,663     $   47,774     $   44,320     $  178,560
                                                          ==========     ==========     ==========     ==========     ==========
CORE REVENUE GROWTH RATES

Insurance Services                                              18.7%          16.2%          10.8%          12.2%          14.4%
Business Services (c)                                           11.9%          10.1%          18.9%          20.7%          15.4%
Government Services (c)                                         42.4%          13.2%         -19.6%         -36.0%          -8.7%
Marketing Services                                               7.8%          -8.1%         -17.6%         -14.7%          -8.7%
Continuing operations                                           16.0%           9.6%           5.8%           4.1%           8.6%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                              17.2%          15.0%          10.1%           9.5%          12.8%
Business Services (c)                                           -4.2%          -5.8%           0.9%           5.0%          -1.1%
Government Services (c)                                         42.4%          13.2%         -19.6%         -36.0%          -8.7%
Marketing Services                                              -2.4%         -13.6%         -21.7%         -18.7%         -14.5%
Continuing operations                                            8.1%           2.4%          -1.2%          -2.6%           1.5%

OPERATING PROFIT MARGINS

Insurance Services                                              55.7%          56.9%          56.3%          54.2%          55.8%
Business Services (c)                                           17.5%          22.2%          21.8%          20.2%          20.5%
Government Services (c)                                         25.7%          22.1%          19.7%          23.9%          23.0%
Marketing Services (b)                                          27.0%          28.7%          15.8%          17.5%          22.6%
Operating income before other operating
   charges, percentage of revenue from
   products and services (d)                                    28.2%          28.9%          27.4%          27.3%          27.9%
Operating income as a percentage of
   total revenue                                                26.6%          17.4%          23.7%          22.2%          22.4%

(c) In 2004, the Company reorganized its product lines in the Business & Government segment into two separate reportable segments. Historical information has been reclassified to conform with the current presentation.

(d) The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.

                                      # # #